Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 10, 2021 relating to the financial statements of Li-Cycle Holdings Corp. (the “Company”), appearing in the Company’s prospectus dated October 6, 2021.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 7, 2021 relating to the financial statements of Li-Cycle Corp. appearing in the Company’s prospectus dated October 6, 2021.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 9, 2021